Exhibit 99.1

SolarCity Completes the Acquisition of Zep Solar

SAN MATEO, Calif., Dec. 11, 2013—SolarCity Corp. (Nasdaq: SCTY) has completed the acquisition of Zep Solar, Inc. for aggregate consideration of approximately $158 million, including 2,751,782 shares of SolarCity common stock and the assumption of options to acquire an aggregate of 303,151 shares of SolarCity common stock, based on the volume weighted average price per share of SolarCity common stock for the ten trading day period prior to the effective date of the merger. The acquisition agreement was first announced on October 9 and the transaction closed and became effective on Wednesday, Dec. 11. Zep Solar will now operate as an independent business unit of SolarCity.

About SolarCity

SolarCity® (NASDAQ: SCTY) provides clean energy. The company has disrupted the century-old energy industry by providing renewable electricity directly to homeowners, businesses and government organizations for less than they spend on utility bills. SolarCity gives customers control of their energy costs to protect them from rising rates. The company offers solar power, energy efficiency and electric vehicle services, and makes clean energy easy by taking care of everything from design and permitting to monitoring and maintenance. SolarCity currently serves 14 states and signs a new customer every five minutes. Visit the company online at www.solarcity.com and follow the company on Facebook & Twitter.

Media Contact:

Jonathan Bass

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